Exhibit 23.2


The Board of Directors
The WMF Group Ltd. and subsidiaries



                   CONSENT TO INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of The WMF Group, Ltd. of our report dated March 13, 1998, relating to the consolidated balance sheet of WMF Holdings Ltd.and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1995, which report appears in the December 31, 1997 annual report on Form 10-K of The WMF Group, Ltd.

                                                   KPMG Peat Marwick LLP



Washington, D.C.
August 14, 1998